Exhibit 99.B(j)(2)

PricewaterhouseCoopers LLP
125 High Street
Boston, MA 02110-1707
Telephone (617) 530 5000
Facsimile (617) 530 5001
www.pwc.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 25 to the registration statement of The Glenmede Portfolios on Form N-1A (“Registration Statement”) of our report dated December 19, 2008, relating to the financial statements and financial highlights, which appears in the October 31, 2008 Annual Report to Shareholders of the Glenmede Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 26, 2009